UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15( d ) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  January 19, 2009

QPC LASERS, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-28153	20-1568015
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

15632 Roxford Street, Sylmar, California		91342
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (818) 986-0000

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see   General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2 - Financial Information

Item 2.04 Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance
Sheet Arrangement.

Notice of Default Received under 2007 Debentures

QPC Lasers, Inc. (the “Company”) has received a formal notice of default on January 2, 2009 from one of the holders of its May 2007 10% Secured Convertible Debentures. The holder has demanded payment in cash for all amounts due under the debentures.

As previously reported, under the 2007 Debentures (as defined below), upon the occurrence of an “Event of Default” as defined therein, a holder of a 2007 Debenture may elect upon written notice to the Company to require the Company to immediately pay such holder an amount (the “Default Amount”) equal to the greater of (i) 115% times the sum of (x) the aggregate outstanding principal amount of such debenture plus (y) all accrued and unpaid interest thereon for the period beginning on the issue date and ending on the date of payment of the Default Amount, plus (z) any accrued and unpaid Debenture Failure Payments and other required cash payments, if any (the outstanding principal amount of such debenture on the date of payment plus the amounts referred to in (y) and (z) is collectively known as the “Default Sum”), or (ii) (a) the number of shares of the Company’s Common Stock (the “Common Stock”) that would be issuable upon the conversion of such Default Sum in accordance with the terms of 2007 Debentures, without giving any effect to any ownership limitations on the conversion of the 2007 Debentures contained therein, multiplied by (b) the greater of (i) the Closing Price (as defined therein) for the Common Stock on the default notice date or (ii) the Closing Price on the date the Company pays the Default Amount.  If the Default Amount is not paid within five business days of written notice that such amount is due and payable, then interest shall accrue on the Default Amount at 18% per annum, compounded monthly.

A holder of a 2007 Debenture may elect upon written notice to the Company to require the Company to issue, in lieu of payment of all or any specified portion of the unpaid portion of the Default Amount, a number of shares of Common Stock, subject to the ownership limitations on the conversion of the 2007 Debentures contained therein and the availability of sufficient authorized shares), equal to all or the specified portion of the Default Amount divided by the Default Reset Price then in effect.

As of January 19, 2009, the aggregate outstanding principal amount due under the 2007 Debentures was $16,030,420 and accrued and unpaid interest totaled $921,487.

In addition, holders of the Debentures may have additional remedies under the terms of the Security Agreements entered into with the Company as part of the financing with respect to the collateral securing the Company’s obligations under the Debentures, which consists of substantially all of the Company’s assets.

Section 8 - Other Events

Item 8.01 Other Events

January Conversion Price Reset under 2007 and 2008 Debentures

As previously reported, the Company is in default of its obligations under its 10% Secured Convertible Debentures issued in April and May of 2007 (the “2007 Debentures”). Following an Event of Default (as defined in the 2007 Debentures), the conversion price for the 2007 Debentures shall be decreased (but not increased) on the first trading day of each calendar month thereafter (the “Default Adjustment Date”) until the Default Amount (as defined in the 2007 Debentures) is paid in full, to a conversion price (the “Default Reset Price”) equal to the lesser of (i) the conversion price then in effect, or (ii) the lowest “Market Price” that has occurred on any Default Adjustment Date since the date the Event of Default began. The “Market Price” is defined in the 2007 Debentures as the volume weighted average price of the common stock during the ten consecutive trading days period immediately preceding the date in question. As of January 1, 2009, the Default Reset Price is $0.0004.

A holder of a 2007 Debenture may elect upon written notice to require the Company to issue, in lieu of payment of all or any specified portion of the unpaid portion of the Default Amount, a number of shares of common stock, subject to the ownership limitations on the conversion of the 2007 Debentures contained therein, equal to all or the specified portion of the Default Amount divided by the Default Reset Price then in effect. However, with the new lower conversion price, the Company will not be able to honor any conversions that cause its issued shares to exceed the 180,000,000 shares authorized for issuance under its Articles of Incorporation unless the Company obtains shareholder consent to authorize the issuance of additional shares. As of January 16, 2009, we have 170,021,623 shares of common stock issued and outstanding.

In addition, the conversion price of the Company’s 10% Secured Convertible Debentures issued in May and July of 2008 (the “2008 Debentures”) has been adjusted to the Default Reset Price pursuant to the conversion price adjustment provisions of the 2008 Debentures. As previously disclosed, it is very likely that the Company will file for protection under Chapter 7 or Chapter 11 of the federal bankruptcy laws due to its lack of cash and that its common stock will have no value after liquidation of the Company is completed.

Safe Harbor Statement

This Current Report on Form 8-K may contain, among other things, certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements with respect to the Company's financing plans, objectives, expectations and intentions and other statements identified by words such as may, could, would, should, believes, expects, anticipates, estimates, intends, plans or similar expressions. These statements are based upon the current beliefs and expectations of the Company's management and are subject to significant risks and uncertainties, including those risks identified in the Company's annual report on Form 10-KSB and other filings made by the Company with the Securities and Exchange Commission. Actual results may differ from those set forth in the forward-looking statements.

[Signature page follows.]

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QPC LASERS, INC.

Dated: January 19, 2009	By:	/s/ George Lintz
George Lintz
Chief Financial Officer